                                                                   Exhibit B-105

Corporations Section                                          Geoffrey S. Connor
P.O. Box 13697                      [SEAL]                    Secretary of State
Austin, Texas 78711-3697                                             B-105

                        OFFICE OF THE SECRETARY OF STATE

November 18, 2003

Baker Botts L.L.P.
1500 San Jacinto Center, 98 San Jacinto Blvd
Austin, TX 78701 USA

RE: Block 368 GP, LLC
File Number: 800269602

It has been our pleasure to file the articles of organization and issue the enclosed certificate of organization evidencing the existence of the newly created limited liability company.

Unless exempted, limited liability companies are subject to state tax laws, including franchise tax laws. Shortly, the Comptroller of Public Accounts will be contacting the company at its registered office for information that will assist the Comptroller in setting up the franchise tax account for the company. The first year franchise tax return will be due a year and ninety days following organization. Thereafter, an annual franchise tax return is due in May of each year. If you need to contact the Comptroller about franchise taxes, you may contact the agency by calling (800) 252-1381, by e-mail to tax.help@cpa.state.tx.us or by writing P.O. Box 13528, Austin, TX 78711-3528. Telephone questions regarding other business taxes, including sales taxes, should be directed to (800) 252-5555.

Limited liability companies do not file annual reports with the Secretary of State. Documents will be filed with the Secretary of State if the company needs to amend one of the provisions in its articles of organization. It is important for the company to continuously maintain a registered agent and office in Texas. Failure to maintain an agent or office or file a change to the information in Texas may result in involuntary dissolution of the company.

If we can be of further service at any time, please let us know.

Sincerely,

Corporations Section
Statutory Filings Division
(512)463-5555

Enclosure

          Come visit us on the internet at http://www.sos.state.tx.us/
PHONE(512) 463-5555              FAX(512) 463-5709                      TTY7-1-1
Prepared by: Lisa Sartin

Corporations Section                                          Geoffrey S. Connor
P.O. Box 13697                      [SEAL]                    Secretary of State
Austin, Texas 78711-3697

                        OFFICE OF THE SECRETARY OF STATE

                           CERTIFICATE OF ORGANIZATION
                                       OF

                                Block 368 GP, LLC
                            Filing Number: 800269602

The undersigned, as Secretary of State of Texas, hereby certifies that Articles of Organization for the above named company have been received in this office and have been found to conform to law.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law, hereby issues this Certificate of Organization.

Issuance of this Certificate of Organization does not authorize the use of a name in this state in violation of the rights of another under the federal Trademark Act of 1946, the Texas trademark law, the Assumed Business or Professional Name Act, or the common law.

Dated: 11/17/2003

Effective: 11/17/2003

[SEAL]                                                    /s/ Geoffrey S. Connor
                                                          Geoffrey S. Connor
                                                          Secretary of State

          Come visit us on the internet at http://www.sos.state.tx.us/
PHONE(512) 463-5555                FAX(512) 463-5709                    TTY7-1-1
Prepared by: Lisa Sartin

                                                               FILED
                                                         In the Office of the
                                                     Secretary of State of Texas

                                                            NOV 17 2003

                                                        Corporations Section

                            ARTICLES OF ORGANIZATION

                                       OF

                                BLOCK 368 GP, LLC

      I, the undersigned, a natural person of the age of eighteen years or more, acting as organizer of a limited liability company under the Texas Limited Liability Company Act, do hereby adopt the following Articles of Organization therefor:

                                    ARTICLE I

      The name of the limited liability company is Block 368 GP, LLC (the "Company").

                                   ARTICLE II

      The period of duration of the Company shall be perpetual.

                                  ARTICLE III

      The purpose of the Company is the transaction of any or all business for which a limited liability company may be organized under the Texas Limited Liability Company Act.

                                   ARTICLE IV

      The address of the Company's initial registered office is 1021 Main Street, Suite 1150, Houston, Texas 77002, and the name of the Company's initial registered agent at such address is CT Corporation System.

                                    ARTICLE V

      The Company shall have a manager. The name and address of the initial manager of the Company is Steven H. Schuler, 1111 Louisiana, Houston, Texas 77002.

                                   ARTICLE VI

      The name and address of the organizer is as follows:

                                   Richard B. Dauphin
                                   1111 Louisiana
                                   Houston, Texas 77002

      IN WITNESS WHEREOF, the undersigned has executed this instrument this 17th day of November, 2003.

                                                          /s/ Richard B. Dauphin
                                                          ----------------------
                                                              Richard B. Dauphin
                                                              Organizer

           AMENDED AND RESTATED LIMITED LIABILITY COMPANY REGULATIONS

                                       FOR

                                BLOCK 368 GP, LLC

                        Effective as of November 17, 2003

           AMENDED AND RESTATED LIMITED LIABILITY COMPANY REGULATIONS

      These Amended and Restated Limited Liability Company Regulations (this "Agreement") are made and executed to be effective as of November 17, 2003, by Utility Holding, LLC, a Delaware limited liability company ("Utility Holding").

      WHEREAS, CenterPoint Energy District Cooling, LP ("District Cooling LP") formed Block 368 GP, LLC (the "Company") under the Texas Act on November 17, 2003; and

      WHEREAS, District Cooling LP distributed all of its membership interests in the Company (the "LLC Interest") and all of its limited partnership interests in the Block 368, LP (collectively with the LLC Interest, the "Block 368 Interests") to CenterPoint Energy District Cooling, LLC ("District Cooling LLC") and CenterPoint Energy Thermal Systems (Delaware), Inc. ("Thermal Systems") in accordance with their relative interests in District Cooling LP, and that thereafter District Cooling LLC and Thermal Systems distributed (directly or indirectly) their respective portions of the Block 368 Interests to CenterPoint Energy Management Services, Inc. ("CPEMS"); and

      WHEREAS, CPEMS distributed the Block 368 Interests to its sole stockholder, Utility Holding and this Agreement is being entered into to reflect the resulting ownership of the Company.

      NOW, THEREFORE, it is agreed as follows:

                                    ARTICLE I

                                   DEFINITIONS

      The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

      "Additional Member" shall mean any Person admitted to the Company as an Additional Member pursuant to Section 4.3 of this Agreement.

      "Affiliate," with respect to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      "Agreement" shall mean this Agreement as originally executed and as it may be amended from time to time hereafter.

      "Articles of Organization" shall mean the Articles of Organization of the Company filed with and endorsed by the Secretary of State of the State of Texas, as such articles may be amended from time to time hereafter.

      "Block 368 Interests" shall have the meaning given such term in the recitals.

      "Capital Contribution" shall mean any contribution to the capital of the Company in cash or property by a Member whenever made.

      "Capital Percentage" shall mean a Member's ownership interest in the Company expressed as a percentage of the total Common Shares issued and outstanding.

      "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

      "Common Share" shall have the meaning given such term in Section 4.1.

      "Company" shall have the meaning given such term in the recitals.

      "CPEMS" shall have the meaning given such term in the recitals.

      "District Cooling LLC" shall have the meaning given such term in the recitals.

      "District Cooling LP" shall have the meaning given such term in the recitals.

      "Entity" shall mean any foreign or domestic general partnership, limited partnership, limited liability company, corporation, joint enterprise, trust, business trust, employee benefit plan, cooperative or association.

      "Fiscal Year" shall have the meaning given such term in Section 10.1.

      "Indemnitee" shall have the meaning given such term in Section 8.1.

      "LLC Interest" shall have the meaning given such term in the recitals.

      "Manager" shall mean any of the managers of the Company duly appointed or elected to serve in such capacity under Texas law and this Agreement.

      "Member" shall mean each Person who executes a counterpart of this Agreement as a Member and each Person who may hereafter become an Additional Member pursuant to Section 4.3 or a Substituted Member pursuant to Section 12.3, but shall not include any Member that ceases to be a Member.

      "Partnership" shall mean Block 368, LP, a Texas limited partnership.

      "Person" shall mean any individual or Entity, and any heir, executor, administrator, legal representative, successor or assign of such "Person" where the context so admits.

      "Requisite Interest" shall mean the Members holding more than 50% of the issued and outstanding Common Shares held by Members at any given time.

      "Substituted Member" shall mean any transferee or assignee of Common Shares that is admitted to the Company as a Member pursuant to Section 12.3.

      "Texas Act" shall mean the Texas Limited Liability Company Act, as the same may be amended from time to time hereafter.

      "Thermal Systems" shall have the meaning given such term in the recitals.

      "Utility Holding" shall have the meaning given such term in the recitals.

                                   ARTICLE II

                            FORMATION OF THE COMPANY

      2.1 Formation. On November 17, 2003, the Articles of Organization of the Company were filed with the Secretary of State of the State of Texas pursuant to the Texas Act.

      2.2 Name. The name of the Company is Block 368 GP, LLC. If the Company shall conduct business in any jurisdiction other than the State of Texas, it shall register the Company or its trade name with the appropriate authorities in such state in order to have the legal existence of the Company recognized.

      2.3 Place of Business. The initial principal place of business of the Company shall be 1111 Louisiana, Houston, Texas 77002. The Company may locate its places of business and registered office at any place or places as the Managers may from time to time deem advisable.

      2.4 Registered Office and Registered Agent. The Company's registered office shall be at the office of its registered agent at 1021 Main Street, Suite 1150, Houston, Texas 77002, and the name of its initial registered agent at such address shall be CT Corporation System.

      2.5 Term. The Company and this Agreement shall continue until the earliest of (a) such time as all of the Company's assets have been sold or otherwise disposed of, or (b) such time as the Company's existence has been terminated as otherwise provided herein or in the Texas Act.

      2.6 Purpose of the Company. Subject to the further provisions hereof, the object and purpose of the Company is to engage in any lawful business activities in which a limited liability company formed under the Texas Act may engage or participate including, without limitation, owning and managing a general partner interest in the Partnership and exercising any and all rights and powers and performing and discharging any and all obligations and liabilities with respect to such general partner interest. The Company shall have any and all powers necessary or desirable to carry out the object and purpose of the Company to the extent the same may be legally exercised by limited liability companies under the Texas Act. The Company shall carry out the foregoing activities pursuant to its Articles of Organization and this Agreement.

                                   ARTICLE III

                                     MEMBER

      The name and place of business of the Member (the "Member") and the equity interests in the Company owned by the Member are as follows:

      Name                                      Equity Interests
      ----                                      ----------------
Utility Holding, LLC                           1,000 Common Shares
200 West Ninth Street
Wilmington, Delaware 19801

                                   ARTICLE IV

                             CAPITAL OF THE COMPANY

      4.1 Common Shares. A class of equity interests denominated the "Common Shares" is hereby designated as the sole class of equity interests of the Company. Each issued and outstanding Common Share shall at any time represent that undivided portion of all of the rights, duties, obligations and ownership interests in the Company in proportion to the total number of Common Shares outstanding at such time.

      4.2 Additional Contributions. No Member shall be required to make additional Capital Contributions unless, and except on such terms as, the Members unanimously agree.

      4.3 Additional Issuances of Common Shares.

            (a) In the event of any additional Capital Contributions, and in order to raise additional capital or to acquire assets, to redeem or retire Company debt or for any other purpose, the Company is authorized to issue Common Shares from time to time to Members or to other Persons, subject to the approval of the Requisite Interest. The Company may assume liabilities in connection with any such issuance. The Managers shall determine the consideration and terms and conditions with respect to any such issuance of Common Shares. The Managers shall do all things necessary or advisable in connection with any such issuance, including, without limitation, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

            (b) Upon (i) the execution and delivery to the Company of this Agreement, as it may be amended, by any Person who is issued any Common Shares,
(ii) receipt by the Company of any Capital Contribution required of such Person made in connection with the issuance of Common Shares, (iii) consent by all other Members to such Person being admitted as an Additional Member and (iv) any other action required by Texas law, such Person shall be admitted as an Additional Member of the Company.

      4.4 Record of Contributions. The books and records of the Company shall include true and full information regarding the amount of cash and cash equivalents and designation and statement of the value of any other property contributed by each Member to the Company.

      4.5 No Fractional Common Shares. No fractional Common Shares shall be issued by the Company unless otherwise determined by the Managers; instead, each fractional Common Share shall be rounded to the nearest whole Common Share.

      4.6 Interest. No interest shall be paid by the Company on Capital Contributions.

      4.7 Loans from Members. Loans by a Member to the Company shall not be considered Capital Contributions.

      4.8 Withdrawal or Reduction of Members' Capital Contributions.

            (a) A Member shall not be entitled to withdraw any part of his Capital Contribution or to receive any distribution from the Company, except as otherwise provided in this Agreement.

            (b) A Member shall not receive out of the Company's property or other assets any part of his Capital Contributions until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property or other assets of the Company sufficient to pay all such liabilities.

            (c) A Member, irrespective of the nature of his Capital Contribution, has only the right to demand and receive cash in return for his Capital Contribution.

      4.9 Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

      4.10 Borrowing. In the event that the Company, in order to discharge costs, expenses or indebtedness, requires funds in excess of the funds provided by Capital Contributions of the Members and by revenues, the Managers shall be authorized, at any time and from time to time, to cause the Company to borrow additional funds, as shall in the judgment of the Managers be sufficient for such purposes and upon such terms as the Managers may deem advisable.

      4.11 No Further Obligation. Except as expressly provided for in or contemplated by this Article IV, no Member shall have any obligation to provide funds to the Company, whether by Capital Contributions, loans, return of monies received pursuant to the terms of this Agreement or otherwise.

                                    ARTICLE V

                       RIGHTS AND OBLIGATIONS OF MEMBERS

      5.1 Limitation of Members' Responsibility, Liability. A Member shall not be personally liable for any amount in excess of its Capital Contribution, and shall not be liable for any of the debts or losses of the Company, except to the extent that a liability of the Company is founded upon or results from an unauthorized act or activity of such Member. In addition, each Member's liability shall be limited as set forth in the Texas Act and other applicable law.

      5.2 Return of Distributions. In accordance with Article 5.09 of the Texas Act, a Member will be obligated to return any distribution from the Company only as provided by applicable law.

      5.3 Priority and Return of Capital. Except as may be provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to profits, losses or distributions; provided that this Section 5.3 shall not apply to loans (as distinguished from Capital Contributions) that a Member has made to the Company.

                                   ARTICLE VI

                        MEETINGS OF MEMBERS; AMENDMENTS

      6.1 Meetings. Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Manager or by any Member or group of Members holding, in the aggregate, 25% or more of the Common Shares entitled to vote at such meeting.

      6.2 Place of Meetings. The Members may designate any place as the place of meeting for any meeting of the Members. If no designation is made, the meeting shall be held at the principal offices of the Company.

      6.3 Notice of Meetings. Except as provided in Section 6.4, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Manager or Person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member at his address as it appears on the books of the Company, with postage thereon prepaid. If transmitted by way of facsimile, such notice shall be deemed to be delivered on the date of such facsimile transmission to the fax number, if any, for the respective Member that has been supplied by such Member to the Managers and identified as such Member's facsimile number.

      6.4 Meeting of All Members. If all of the Members shall meet at any time and place and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

      6.5 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members, the Managers may set a record date. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 6.5, such determination shall apply to any adjournment thereof.

      6.6 Quorum. Members holding at least a majority of the outstanding Common Shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, Members holding a majority of such Common Shares so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

      At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of Members holding that number of Common Shares whose absence would cause less than a quorum.

      6.7 Manner of Acting. If a quorum is present, the affirmative vote of the Requisite Interest on the subject matter shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Texas Act, by the Articles of Organization or by this Agreement.

      6.8 Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers of the Company before or at the time of the meeting. No proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.

      6.9 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting, without prior notice and without a vote if the action is evidenced by one or more written consents describing the action taken, signed by Members entitled to vote thereon holding not fewer than the minimum number of Common Shares that would be necessary to take the action at a meeting at which all Members entitled to vote on the action were present and voted, and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section 6.9 is effective when all Members entitled to vote thereon holding not fewer than the minimum number of Common Shares that would be necessary to take such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

      6.10 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

      6.11 Special Prohibitions and Limitations. Without the prior approval of the Requisite Interest, the Company shall not (i) sell, exchange or otherwise dispose of all or substantially all of the assets of the Company outside the ordinary course of business of the Company (provided, however, that this provision shall not be interpreted to preclude or limit the mortgage, pledge, hypothecation or grant of a security interest in all or substantially all of the assets of the Company and shall not apply to any forced sale of any or all of the assets of the Company pursuant to the foreclosure of (or in lieu of foreclosure), or other realization upon, any such encumbrance), (ii) merge, consolidate or combine with any other Person, or (iii) issue additional Common Shares.

      6.12 Amendments to be Adopted Solely by the Managers. The Managers, without the consent at the time of any Member, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

            (a) a change in the name of the Company or the location of the principal place of business of the Company;

            (b) the admission, substitution or withdrawal of Members in accordance with this Agreement;

            (c) a change that is necessary or advisable in the opinion of the Managers to qualify the Company as a company in which members have limited liability under the laws of any state or other jurisdiction or to ensure that the Company will not be treated as an association taxable as a corporation for federal income tax purposes;

            (d) a change that (i) in the sole discretion of the Managers does not adversely affect the Members in any material respect, (ii) is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or contained in any federal or state statute or (iii) is required or contemplated by this Agreement;

            (e) a change in any provision of this Agreement that requires any action to be taken by or on behalf of the Company or the Members pursuant to the requirements of Texas law if the provisions of Texas law are amended, modified or revoked so that the taking of such action is no longer required; provided that this Section 6.12(e) shall be applicable only if such changes are not materially adverse to the Members;

            (f) a change that is necessary or desirable in connection with the issuance of Common Shares pursuant to Section 4.3; or

            (g) any other amendments similar to the foregoing.

      Each Member hereby appoints each Manager as its attorney-in-fact to execute any amendment permitted by this Section 6.12.

      6.13 Amendments. A proposed amendment to this Agreement (other than one permitted by Section 6.12) shall be effective upon its adoption by Members holding at least 80% of the issued and outstanding Common Shares at such time. The Company shall notify all Members upon final adoption or rejection of any proposed amendment to this Agreement.

                                   ARTICLE VII

                         RIGHTS AND DUTIES OF MANAGERS

      7.1 Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, its Managers. In addition to the powers and authorities expressly conferred by this Agreement upon the Managers, the Managers may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Members by the Texas Act, the Articles of Organization or this Agreement.

      7.2 Number and Qualifications. The number of Managers of the Company shall initially be one; but the number of Managers may be changed by unanimous agreement of the Members. Managers need not be residents of the State of Texas or Members of the Company.

The Managers, in their discretion, may elect a chairman of the Managers who shall preside at any meetings of the Managers.

      7.3 Powers of the Managers. Without limiting the generality of Section 7.1, the Managers shall have power and authority, acting in accordance with this Agreement, to cause the Company to do and perform all acts as may be necessary or appropriate to the conduct of the Company's business, including, without limitation, causing the Company to act in its capacity as the general partner of the Partnership; provided, however, that the Managers must obtain approval of the Members, or the affirmative vote of more than a majority of the Managers, as the case may be, in order to, on behalf of the Company in its capacity as general partner of the Partnership, take any action, give any approval or make any determination with respect to the Partnership, to the same extent that this Agreement would require Member approval or the affirmative vote of more than a majority of Managers for the taking of such action, giving of such approval or making of such determination with respect to the Company.

      7.4 Manager. The Manager shall be Steven H. Schuler. The Members shall have the right to take action pursuant to a meeting of the Members or unanimous written consent of the Members to designate one or more Managers and to remove, replace or fill any vacancy occurring for any reason of any Manager.

      7.5 Place of Meetings. All meetings of the Managers of the Company or committees thereof may be held either within or without the State of Texas. Any Manager may participate in a meeting by means of conference telephone or similar equipment, and participation by such means shall constitute presence in person at the meeting.

      7.6 Meetings of Managers. Meetings of the Managers may be called by any Manager on two days' notice to each Manager, either personally or by mail, telephone or telegram.

      7.7 Quorum. At all meetings of the Managers, the presence of a majority of the Managers shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. The act of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers, except as otherwise provided by law, the Articles of Organization or this Agreement. If a quorum shall not be present at any meeting of the Managers, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

      7.8 Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

      7.9 Action by Managers Without a Meeting. Action required or permitted to be taken at a meeting of Managers may be taken without a meeting, without prior notice and without a vote if the action is evidenced by one or more written consents describing the action taken, signed by the Managers having not fewer than the minimum number of votes that would be necessary to take the action at a meeting at which all Managers entitled to vote on the action were present and voted, and included in the Company minutes or records. Action taken under this Section 7.9 is effective when the requisite number of Managers have signed the consent, unless the consent specifies a different effective date. The record date for determining Managers entitled to take action without a meeting shall be the date the first Manager signs a written consent.

      7.10 Compensation of Managers. Managers, as such, shall not receive any stated salary for their services, but shall receive such compensation for their services as may be from time to time approved by the Members, provided that nothing contained in this Agreement shall preclude any Manager from serving the Company in any other capacity and receiving compensation for service. In addition, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each meeting of the Managers.

      7.11 Committees. The Managers may, by resolution, designate from among the Managers one or more committees, each of which shall be comprised of one or more Managers, and may designate one or more of the Managers as alternate members of any committee, who may, subject to any limitations imposed by the Managers, replace absent or disqualified Managers at any meeting of that committee. Such committee shall have and may exercise all of the authority of the Managers, subject to the limitations set forth in this Agreement and under the Texas Act.

      7.12 Liability of Managers. A Manager shall not be liable under any judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company by reason of his acting as a Manager of the Company. A Manager of the Company shall not be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Manager, except for liability for any acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or for a distribution in violation of Texas law as a result of the willful or grossly negligent act or omission of the Manager. If the laws of the State of Texas are amended after the date of this Agreement to authorize action further eliminating or limiting the personal liability of Managers, then the liability of a Manager of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended laws of the State of Texas. Any repeal or modification of this Section 7.12 by the Members of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Manager of the Company existing at the time of such repeal or modification or thereafter arising as a result of acts or omissions prior to the time of such repeal or modification.

      7.13 Officers. The Managers of the Company may elect the officers of the Company, who shall hold offices specified by the Managers for such terms and shall exercise such powers and perform such duties as generally pertain to their offices or as shall be determined from time to time by the Managers; and each officer of the Company shall hold office until his successor is chosen and qualified or until his earlier resignation or removal. Any officer elected by the Managers may be removed at any time by the affirmative vote of at least a majority of the Managers. Any vacancy occurring in any office of the Company may be filled by the affirmative

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vote of at least a majority of the Managers. The salaries of all officers of the
Company shall be fixed by the Managers.

                                  ARTICLE VIII

                                INDEMNIFICATION

      8.1 Indemnification. Subject to the approvals required by Sections 8.5 and 8.6, each Person who at any time shall be, or shall have been, a Member, Manager, officer, employee or agent of the Company, or any Person who is or was serving at the request of the Company as a director, member, manager, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of an Entity (but excluding Persons, providing trustee, fiduciary or custodial services on a fee-for-services basis), shall be entitled to indemnification as provided herein and to the fullest extent permitted by the provisions of Texas law or any successor statutory provisions, as from time to time amended (any such Person serving in any of the aforesaid capacities who was or is or is threatened to be made a party or a witness to any action or proceeding as described in Sections 8.2, 8.3 or 8.5 by reason of his status as such, being hereinafter referred to as an "Indemnitee"). Any repeal of this Section 8.1 shall be prospective only, and shall not adversely affect any right of indemnification existing at the time of such repeal or modification or thereafter arising as a result of acts or omissions prior to the time of such repeal or modification. If any provision or provisions of this Agreement relating to indemnification shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable, including, without limitation, by allowing indemnification by vote of the Members or Managers or the disinterested minority thereof.

      8.2 Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Company. Without limiting the provisions of Section
8.1 and subject to the approvals required by Sections 8.5 and 8.6, the Company shall indemnify an Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the Indemnitee's status as such against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such action, suit or proceeding, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Indemnitee's conduct was unlawful.

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      8.3 Power to Indemnify in Actions, Suits or Proceedings by or in the Right
of the Company. Without limiting the provisions of Section 8.1 and subject to the approvals required by Sections 8.5 and 8.6, the Company shall indemnify an Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative, by or in the right of the Company to procure a judgment in its favor by reason of the Indemnitee's status as such against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such action, suit or proceeding, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnification for such expenses that the court shall deem proper.

      8.4 Good Faith Defined. For purposes of any determination under this
Article VIII, an Indemnitee shall be deemed to have acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such Indemnitee's conduct was unlawful, if such Indemnitee's action is based upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Members, Managers, officers, employees or committees of the Company or by any other Person as to matters the Indemnitee reasonably believes are within such Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid. The provisions of this Section 8.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which an Indemnitee may be deemed to have met the applicable standards of conduct set forth in the provisions of the Texas Act, or in Section 8.2 or Section 8.3, as the case may be.

      8.5 Advancement or Reimbursement of Expenses. The Company may pay in advance or reimburse expenses actually or reasonably incurred or anticipated by an Indemnitee in connection with an appearance as a witness or other participation in a proceeding whether or not such Indemnitee is a named defendant or a respondent in the proceeding. To obtain reimbursement or an expense advance, the requesting Indemnitee shall submit to the Company a written request with such information as is reasonably available. If the expense advance is to be paid prior to final disposition of the proceeding, there shall be included a written statement of such Indemnitee's good faith belief that such indemnification is appropriate under the circumstances and that such Indemnitee has met the necessary standard of conduct under Section 8.2 or Section 8.3 as applicable or otherwise has met any applicable standard of conduct under the Texas Act and an undertaking to repay any amount paid if it is ultimately determined that those conduct requirements were not met. Upon receipt of the request, the Managers (by unanimous agreement), shall determine whether such Indemnitee is entitled to such reimbursement or an expense advance. If the request is rejected, the Company shall notify such

Indemnitee of the reason therefor. If, within sixty days of the Company's receipt of the request, the request for payment is not acted on, such Indemnitee shall have the right to an adjudication in any court of competent jurisdiction of such Indemnitee's entitlement to such indemnification or expense advance.

      8.6 Nonexclusivity and Survival of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VIII shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under applicable law, this Agreement, any other agreement, by vote of the disinterested Members or Managers or otherwise, both as to action in an official capacity and as to action in any other capacity while an Indemnitee, it being the policy of the Company that, if the Managers unanimously approve, indemnification specified in this Article VIII shall be made to the fullest extent permitted by law. The provisions of this
Article VIII shall not be deemed to preclude the indemnification of any Person who is not specified in this Article VIII but whom the Company has the power or obligation to indemnify under the provisions of the Texas Act or otherwise.

      8.7 Insurance. The Company may purchase and maintain insurance on behalf of any Person who is or was a Member,'Manager, officer, employee or agent of the Company, or any other Person, as the Managers may determine, against any liability that may be asserted against and incurred by such Person in connection with the Company's activities or such Person's activities on behalf of the Company, whether or not the Company would have the power or the obligation to indemnify such Person against such liability under the provisions of this
Article VIII.

      8.8 Interested Party Transactions. Without limiting the generality of any other, provision hereof, the Company may (except as otherwise specifically provided for in this Agreement) enter into any contract, arrangement or transaction between the Company and one or more Members, Managers or officers, or between the Company and an Entity that is an Affiliate of one or more Members/Managers or officers or in which a Member, Manager or officer has an interest or serves as a director, member, manager, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary and such contract, arrangement or transaction shall not, because of such interest by or position of a Member, Manager or officer, be void or voidable nor impose on any such Person any burden or obligation to show the fairness of the contract, arrangement or transaction, but shall instead be accorded the same treatment as a contract, arrangement or understanding between the Company and an unrelated party.

                                   ARTICLE IX

                         ALLOCATIONS AND DISTRIBUTIONS

      9.1 Allocations. Except as may otherwise be unanimously agreed by the Members, all items of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members in accordance with their Capital Percentages.

      9.2 Distributions. From time to time the Managers by unanimous agreement may determine to what extent (if any) the Company's cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, acquisitions, and a reasonable contingency reserve, and if such an excess exists, cause the Company to distribute to the Members, in accordance with their Capital Percentages, an amount in cash equal to that excess.

      9.3 Limitation Upon Distributions. Notwithstanding anything herein to the contrary, no distribution may be made to the Members if such distribution would violate the terms of Article 5.09 of the Texas Act.

                                    ARTICLE X

                     ACCOUNTING PERIOD, RECORDS AND REPORTS

      10.1 Accounting Period. The fiscal year of the Company shall be the calendar year ending December 31 or such other period as the Managers may determine (the "Fiscal Year").

      10.2 Records, Audits and Reports. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company.

      10.3 Inspection. The books and records of the Company shall be maintained at the principal place of business of the Company and shall be open to inspection by the Members at all reasonable times during any business day.

                                   ARTICLE XI

                                  TAX MATTERS

      11.1 Tax Returns and Elections. The Managers or their designees shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code, if any, and all other tax returns and other tax filings and elections that the Managers or their designees deem necessary. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members as promptly as practicable after filing.

      11.2 State, Local or Foreign Income Taxes. In the event state or foreign income taxes are applicable, any references to federal income taxes or to "income taxes" contained herein shall refer to federal, state, local and foreign income taxes. References to the Code or Treasury regulations promulgated under the Code shall be deemed to refer to corresponding provisions that may become applicable under state, local or foreign income tax statutes and regulations.

      11.3 Assignments and Issuance of Additional Common Shares. The Company shall allocate taxable items attributable to a Common Share that is assigned or newly issued during a Fiscal Year between the assignor and the assignee of such Common Share or the existing Members and the new Members by closing the books of the Company as of the end of the day prior to the day in which such Common Shares are assigned or issued.

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

                                   ARTICLE XII

                        RESTRICTIONS ON TRANSFERABILITY;
                        ADMISSION OF SUBSTITUTE MEMBERS

      12.1 Generally. All Common Shares at any time and from time to time outstanding shall be held subject to the conditions and restrictions set forth in this Article XII, which conditions and restrictions shall apply equally to the Members and their respective transferees (except as otherwise expressly stated), and each Member by executing this Agreement or by accepting other indicia of ownership therefor from the Company agrees with the Company and with each other Member to such conditions and restrictions. Without limiting the generality of the foregoing, the Company shall require as a condition to the transfer of record ownership of Common Shares that the transferee of such Common Shares execute and deliver this Agreement as evidence that such Common Shares are held subject to the terms, conditions and restrictions set forth herein.

      12.2 Restriction on Transfer. No Common Shares shall be sold, assigned, given, transferred, exchanged, devised, bequeathed, pledged or otherwise disposed of to any Person except upon the unanimous approval of the Members and otherwise in accordance with the terms of this Agreement.

      12.3 Substituted Members. Any Person that acquires any Common Shares that is not already a Member shall not have the right to participate in the management of the business and affairs of the Company, to vote such Common Shares, or to become a Member of the Company unless the Members of the Company unanimously consent to such Person becoming a Member of the Company. If such Person is not admitted as a Member of the Company, such Person only is entitled to receive the share of profits, distributions, and allocations of income, gain, loss, deduction, credit, or similar item to which the Person would be entitled if such Person were a Member of the Company.

                                  ARTICLE XIII

                           DISSOLUTION AND TERMINATION

      13.1 Dissolution.

            (a) The Company shall dissolve upon the occurrence of any of the following events:

                (i) if all of the Members so agree in writing;

                (ii) if the Requisite Interest votes to dissolve the Company; or

                (iii) as provided in Section 2.5 hereto.

            (b) The personal representative (or other successor-in-interest) of a deceased Member shall, subject to the provisions of Article XII, succeed to the deceased Member's interest in the Company. However, such personal representative (or other successor in interest)

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

shall not be entitled to be admitted as a Member unless the conditions specified in Article XII are met.

      13.2 Effect of Dissolution. Upon the occurrence of any of the events specified in this Article XIII effecting the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Secretary of State of the State of Texas or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

      13.3 Winding Up, Liquidating and Distribution of Assets.

            (a) Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Managers shall immediately proceed to wind up the affairs of the Company.

            (b) If the Company is dissolved and its affairs are to be wound up, the Managers shall (1) sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Managers may determine to distribute any assets in kind to the Members), (2) allocate any income or loss resulting from such sales to the Members in accordance with this Agreement, (3) discharge all liabilities to creditors in the order of priority as provided by law, (4) discharge all liabilities of the Members (other than liabilities to Members or for Capital Contributions to the extent unpaid in breach of an obligation to do so), including all costs relating to the dissolution, winding up and liquidation and distribution of assets, (5) establish such reserves as the Managers may determine to be reasonably necessary to provide for contingent liabilities of the Company, (6) discharge any liabilities of the Company to the Members other than on account of their interests in Company capital or profits and (7) distribute the remaining assets to the Members, either in cash or in kind, as determined by the Managers, pro rata according to the relative number of Common Shares held by each. If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Managers.

            (c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation of the Company no Member shall have any obligation to make any contribution to the capital of the Company other than any Capital Contributions such Member agreed to make in accordance with this Agreement.

            (d) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

            (e) The Managers shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

      13.4 Articles of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, Articles of Dissolution shall be executed and

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

filed with the Secretary of State of the State of Texas, which Articles shall set forth the information required by the Texas Act.

      13.5 Return of Contribution Non-recourse to Other Members. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of the Member's Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

      14.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate, which is set forth in this Agreement. If mailed, any such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail with postage thereon prepaid, addressed and sent as aforesaid.

      14.2 Books of Account and Records. Proper and complete records and books of account in which shall be entered fully and accurately all transactions and other matters relating to the Company's business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company shall be kept or shall be caused to be kept by the Company. Such books and records shall be maintained as provided in Section 10.3.

      14.3 Application of Texas Law. This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Texas, and specifically the Texas Act.

      14.4 Waiver of Action for Partition. Each Member irrevocably waives, during the term of the Company, any right that such Member may have to maintain any action for partition with respect to the property and assets of the Company.

      14.5 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

      14.6 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.

      14.7 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

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

      14.8 Waivers. No waiver of any right under this Agreement shall be effective unless evidenced in writing and executed by the Person entitled to the benefits thereof. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent another act or omission, which would have originally constituted a violation, from having the effect of an original violation.

      14.9 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other rights or remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, rule, regulation or otherwise.

      14.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

      14.11 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

      14.12 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or any creditor of any Member of the Company.

      14.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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            EXECUTED to be effective as of the date first above written.

                                              UTILITY HOLDING, LLC

                                              By: /s/ Patricia F. Genzel
                                                  ----------------------
                                                  Name: Patricia F. Genzel
                                                  Title: President and Secretary

                                      A-19